EXHIBIT 99.1

Sharps Compliance Achieves 19.6% Increase in Fiscal Year 2014 Nine Month Revenue

  Professional market billings increase 26% over prior year third quarter and up 36% over comparative trailing twelve month period driven by solid traction from inside and online sales channel and joint marketing alliance wins
  Pharmaceutical manufacturer market billings increase 56% over prior year third quarter and up 52% over comparative trailing twelve month period
  Strong growth and increased demand in the Environmental market
  Balance sheet remains solid with a cash balance of $14.4 million and working capital of $15.9 million
  Outlook for the June 2014 quarter looks strong with expected customer billings of at least $7.0 million
  Five new Patient Support Programs with Pharmaceutical Manufacturers to be launched over second half of calendar 2014 and during calendar 2015

HOUSTON, April 30, 2014 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of solutions for the cost-effective management of medical waste, used healthcare materials and unused dispensed medications, today reported financial results for the third quarter and first nine months of fiscal year 2014, ended March 31, 2014.

Revenue in the third quarter of fiscal 2014 was $5.6 million, a 2.6% increase as compared to revenue of $5.4 million in the same prior year quarter. Sharps recorded a net loss of $0.9 million, or ($0.06) per basic and diluted share, compared with a net loss of $1.0 million, or ($0.06) per basic and diluted share, for the third quarter 2013.

Customer billings were flat at $5.3 million compared to the prior year period. Strong growth in the Professional, Home Health Care, Environmental and Pharmaceutical segments was partially offset by lower flu shot sales in the Retail segment due to the timing of advance orders in the prior year period. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release.)

David P. Tusa, President and Chief Executive Officer of Sharps, commented, "As many of you are aware, the March quarter is typically our slowest quarter. Additionally the ordering pattern for the flu shot-related business made for a difficult comparison to the prior year Retail market billings as significant advance orders were received in March of 2013. The corresponding orders for this year are expected to be received in the June 2014 quarter. With that being said, we did experience growth across all markets this quarter, outside of Retail.

"We were very pleased to see strength in the Environmental market billings for the March 2014 quarter. These billings represent incineration or other treatment services performed for third parties. We made a conscious effort over the last six months to aggressively market these types of services and we are beginning to see the results in the financials. We expect the Environmental market billings for the June 2014 quarter to be at or above third quarter levels. This sector growth is important as it supports our goal of transforming our treatment facility from a cost to a profit center."

Focused sales and marketing initiatives continue to drive revenue

Pharmaceutical Manufacturer billings grew by 56% to $0.5 million in the third quarter of fiscal 2014 compared to the third quarter last year. Following the close of the quarter, the Company received several large orders for new inventory builds for existing customers, which are expected to contribute to the strength of Pharmaceutical Manufacturer market performance in the June 2014 quarter. During the second half of calendar year 2014, the Company is expecting to launch two patient support programs for two new drugs introduced by existing customers. In addition, during calendar year 2015 Sharps expects to launch three additional patient support programs for new drug therapies.

Professional market billings grew 26% to $1.1 million in the third quarter of fiscal 2014. The Company has continued its focus on inside sales initiatives and promotional activities around educating doctors, dentists, veterinarians and other healthcare professionals on the favorable economics and convenience of the Sharps® Recovery mailback system as compared to the traditional pick-up service for the small quantity generator sector. The Company's inside and online sales channel, which is focused primarily on the Professional market, realized a 13% increase in billings to $0.9 million in the fiscal 2014 third quarter from $0.8 million in the prior-year period. The Professional market was also positively impacted by joint marketing alliance-related business during the current quarter.

Retail market billings were $0.8 million, compared with $1.7 million in the prior year period. The decrease was related to the timing of large flu shot orders for the upcoming flu season, which the Company expects to recognize in the June 2014 quarter rather than in the March quarter as occurred last year. The growing role of retail pharmacies in providing health care services remains a long-term growth driver and key competitive advantage, given Sharps' estimated 75% market share in this segment.

Environmental market billings were $0.3 million, compared with $0.1 million in the prior year period. The increase was driven by focused marketing initiatives around third party treatment services which gained traction during the third quarter of fiscal 2014.

The Home Health Care market reflected solid growth over the prior year's quarter, increasing 17%, to $1.8 million. Third quarter Assisted Living billings were $0.4 million, a 6% increase compared to the prior-year period.

Steady operating performance

Gross margin decreased slightly to 25.4% in the third quarter of fiscal 2014 compared with gross margin of 28.0% in the third quarter of fiscal 2013, related primarily to a change in product and market mix.

Selling, general and administrative (SG&A) expense decreased to $2.23 million, or 40.1% of sales in the third quarter of fiscal 2014 as compared to $2.35 million, or 43.5% of sales in the third quarter of fiscal 2013. SG&A for the third quarter of fiscal 2013 was adversely impacted by severance costs associated with a former officer of the Company. We expect the sales and marketing portion of SG&A to increase in the June 2014 quarter related to the hiring of additional sales personnel and new marketing initiatives.

For the third quarter of fiscal 2014 and 2013, the Company generated an operating loss of $0.9 million. The Company recorded an EBITDA (earnings before interest, taxes, depreciation, and amortization) loss of $0.7 million for both the third quarter of fiscal 2014 and 2013. Sharps believes that when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, provides additional information related to its operating performance.

First Nine Months 2014 Review

Sharps recorded revenue of $19.5 million in the first nine months of fiscal 2014, an increase of 20% compared to revenue of $16.3 million in the first nine months of fiscal 2013. Customer billings increased 19% to $19.2 million in the first nine months of 2014. Professional billings increased 37% to $3.9 million in the first nine months of 2014 as compared to $2.8 million in the same prior year period. Pharmaceutical Manufacturer billings increased 43% to $2.6 million in the first nine months of fiscal 2014 as compared to $1.8 million in the comparable period last year. Retail billings were relatively flat at $4.4 million as compared to $4.3 million in the first nine months of fiscal 2013, primarily due to a shift in the timing of orders related to the flu shot season. While this market is traditionally volatile quarter-by-quarter, as demonstrated by the variability in demand during the third quarter, the expansion of healthcare services in retail pharmacies, overall, drives growth for the Company.

Fiscal 2014 year to date gross margin was 33% as compared to gross margin of 29% in the first nine months of fiscal 2013. SG&A expense was $6.8 million in the first nine months of fiscal 2014, an increase of 5% over the prior year period SG&A expense of $6.5 million as a result of increased investment in sales and marketing initiatives. Operating loss improved to $0.7 million in the first nine months of fiscal 2014 as compared to an operating loss of $2.0 million in the first nine months of fiscal 2013.

EBITDA grew to $0.2 million in the first nine months of 2014 as compared to EBITDA loss of $1.2 million in the first nine months of fiscal 2013. Net loss in the first nine months of fiscal 2014 was $0.7 million or ($0.05) per basic and diluted share, compared to a net loss of $2.0 million or ($0.13) per basic and diluted share in the first nine months of fiscal 2013.

Financial flexibility and a strong balance sheet

Cash and cash equivalents were $14.4 million at March 31, 2014 and working capital was $15.9 million. At March 31, 2014, stockholders' equity and total assets were $20.1 million and $24.5 million, respectively, compared with $21.1 million and $25.5 million, respectively, at June 30, 2013.

In January 2013, the Company's Board of Directors authorized a stock repurchase program for up to $3.0 million over a two-year period. During the quarter ended March 31, 2014, the Company did not repurchase any shares. However, since the inception of the program, the Company has repurchased 161,801 shares under the program at a cost of $681,000.

Outlook

Mr. Tusa stated, "We see a strong June 2014 quarter, of at least $7 million in customer billings, led by orders from our Pharmaceutical Manufacturer customers to support their patient support programs as well as strong flu-shot related orders.

"During the past two quarters we have made a significant push to bolster our sales team. We are very pleased with the additions we have made and expect to see results from the new personnel over the next few quarters. On the marketing front, we are focused on trade shows that target our high growth markets. Additionally, we have also launched new and innovative web and inside sales campaigns focused on the Professional market which we believe could generate results over the next couple of quarters.

"We believe the Company is very well positioned to take advantage of the changes in the delivery of healthcare from the traditional to the alternative site, the aging population and the need to save money in healthcare. Finally, we are the leading provider of innovative and customized programs for pharmaceutical manufacturers, which are designed to improve patient experience, medication adherence, increase patient compliance and create branding opportunities. The success of our programs is evidenced by the launching of two new programs during the second half of this calendar year and three new programs in calendar year 2015."

Third quarter fiscal year 2014 webcast and conference call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed domestically by dialling (877) 407-0782 and international callers should dial (201) 689-8567. The webcast can be monitored at www.sharpsinc.com. Webcast listeners will have the opportunity to submit questions to the speakers.  Select questions will be summarized and addressed during the question-and-answer portion of the call.

A telephonic replay will be available through May 30, 2014. To listen to the replay, domestic callers should dial (877) 660-6853 and international callers should dial (201) 612-7415 and enter conference ID number 13579944. A transcript will also be posted to Sharps' website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service provider of comprehensive medical waste management services throughout North America. Its strategy is to capture a large part of the estimated $3.8 billion untapped market for its solutions by targeting the major agencies that are interrelated with this medical waste stream, including pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, the U.S. government and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps® Recovery System is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and used healthcare materials. The Company has partnered with Daniels Sharpsmart in a joint marketing alliance to serve the entire U.S. medical waste market, addressing small and large quantity medical waste generators with highly cost-effective and compliant solutions. Its innovative offerings serve the needs of healthcare and physician's facilities, dental groups and veterinarians that have multi-site and multi-size locations.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe harbor statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

Non-GAAP measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including customer billings information, EBITDA and non-GAAP net income (loss) per share. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three-Months Ended March 31,			Nine-Months Ended March 31,
	(Unaudited)			(Unaudited)
	2014	2013	% Change	2014	2013	% Change

Revenue	$ 5,553	$ 5,410	2.6%	$ 19,474	$ 16,280	19.6%

Cost of revenue	4,144	3,894	6.4%	13,052	11,512	13.4%
Gross profit	1,409	1,516	(7.1%)	6,422	4,768	34.7%
Gross margin	25.4%	28.0%		33.0%	29.3%
SG&A expense	2,225	2,351	(5.4%)	6,756	6,451	4.7%
Depreciation and amortization	119	107	11.2%	351	331	6.0%

Operating loss	(935)	(942)		(685)	(2,014)
Operating margin	(16.8%)	(17.4%)		(3.5%)	(12.4%)
Other income	6	6		16	22

Loss before income taxes	(929)	(936)		(669)	(1,992)
Income tax expense	6	19		24	30
Net loss	$ (935)	$ (955)		$ (693)	$ (2,022)

Net loss per share
Basic	$ (0.06)	$ (0.06)		$ (0.05)	$ (0.13)
Diluted	$ (0.06)	$ (0.06)		$ (0.05)	$ (0.13)

Weighted Average Shares Outstanding
Basic	15,248	15,246		15,296	15,229
Diluted	15,248	15,246		15,296	15,229

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2014	June 30, 2013
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 14,430	$ 15,503
Restricted cash	111	111
Accounts receivable, net	2,976	2,595
Inventory	1,376	1,632
Prepaid and other current assets	904	583
Total current assets	19,797	20,424
Property, plant and equipment, net	3,954	4,440
Intangible assets, net	729	668
Total assets	$ 24,480	$ 25,532

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 1,486	$ 1,085
Accrued liabilities	1,196	1,345
Deferred revenue	1,174	1,351
Total current liabilities	3,856	3,781
Long-term deferred revenue	435	579
Other long-term liabilities	50	102
Total liabilities	4,341	4,462
Stockholders' equity:
Total stockholders' equity	20,139	21,070
Total liabilities and stockholders' equity	$ 24,480	$ 25,532
Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(unaudited)
(in thousands)

Three-Months Ended March 31,
	2014	% Total	2013	$ Change	%
BILLINGS BY MARKET:
Home Health Care	$ 1,793	33.9%	$ 1,539	$ 254	16.5%
Retail	737	13.9%	1,744	(1,007)	(57.7%)
Professional	1,101	20.8%	875	226	25.8%
Pharmaceutical Manufacturer	528	10.0%	339	189	55.8%
Assisted Living	434	8.2%	408	26	6.4%
Environmental	280	5.3%	69	211	305.8%
Core Government	119	2.2%	96	23	24.0%
Other	300	5.7%	186	114	61.3%
Subtotal	5,292	100.0%	5,256	36	0.7%
GAAP Adjustment *	261		154	107	69.5%
Revenue Reported	$ 5,553		$ 5,410	$ 143	2.6%

Nine-Months Ended March 31,
	2014	% Total	2013	$ Change	%
BILLINGS BY MARKET:
Home Health Care	$ 5,534	28.8%	$ 4,845	$ 689	14.2%
Retail	4,421	23.0%	4,343	78	1.8%
Professional	3,880	20.2%	2,826	1,054	37.3%
Pharmaceutical Manufacturer	2,586	13.4%	1,811	775	42.8%
Assisted Living	1,280	6.7%	1,160	120	10.3%
Environmental	432	2.2%	80	352	440.0%
Core Government	369	1.9%	596	(227)	(38.1%)
Other	734	3.8%	563	171	30.4%
Subtotal	19,236	100.0%	16,224	3,012	18.6%
GAAP Adjustment *	238		56	182	325.0%
Revenue Reported	$19,474		$16,280	$ 3,194	19.6%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(unaudited)
(in thousands)

Three-Months Ended March 31,
	2014	% Total	2013	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 2,350	44.4%	$ 2,285	$ 65	2.8%
Distributors	2,049	38.7%	2,183	(134)	(6.1%)
Inside and Online Sales	893	16.9%	788	105	13.3%
Total Billings By Channel	$ 5,292	100.0%	$ 5,256	$ 36	0.7%

Nine-Months Ended March 31,
	2014	% Total	2013	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 8,184	42.5%	$ 6,434	$ 1,750	27.2%
Distributors	8,108	42.2%	7,455	653	8.8%
Inside and Online Sales	2,944	15.3%	2,335	609	26.1%
Total Billings By Channel	$ 19,236	100.0%	$ 16,224	$ 3,012	18.6%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Loss to EBITDA
(unaudited)
(in thousands)

	Three-Months Ended March 31,		Nine-Months Ended March 31,
	2014	2013	2014	2013

Net Loss	$ (935)	$ (955)	$ (693)	$(2,022)

Income tax expense	6	19	24	30
Interest income	(6)	(6)	(16)	(22)
Depreciation and amortization	281	274	835	827

EBITDA	$ (654)	$ (668)	$ 150	$(1,187)

The Company defines earnings before interest, taxes, depreciation and amortization ("EBITDA") as net loss, plus income tax expense, interest income, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity's financial results, and accordingly, EBITDA should not be considered an alternative to operating loss, net loss, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Sharps Compliance Corp. and Subsidiaries
Supplemental Reconciliation of GAAP to Non-GAAP Net Loss Per Share*
(unaudited)
(in thousands, except per share data)

	Three-Months Ended March 31,		Nine-Months Ended March 31,
	2014	2013	2014	2013

Net Loss	$ (935)	$ (955)	$ (693)	$ (2,022)

Diluted net loss per share	$ (0.06)	$ (0.06)	$ (0.05)	$ (0.13)

Adjustments:
Severance costs	--	184	102	184
Legal costs related to CDC claim	93	--	250	--
Accrued loss on sublease	--	56	--	154

Adjustments	93	240	352	338

Adjusted Net Loss	$ (842)	$ (715)	$ (341)	$ (1,684)

Adjusted diluted net loss per share	$ (0.06)	$ (0.05)	$ (0.02)	$ (0.11)

* In accordance with U.S. generally accepted accounting principles (GAAP), the Company's net deferred tax assets have been fully reserved by a tax valuation allowance and any tax expense (benefit) has been offset by the utilization of net operating loss carryforwards or additional deferred tax valuation allowance. Therefore, the amounts shown in this schedule have not been adjusted to reflect any tax impact. The Company believes this information is useful to investors and other interested parties. Such information would not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.
CONTACT: For more information contact:

         Diana P. Diaz
         Sharps Compliance Corp.
         Vice President and Chief Financial Officer
         Phone: (713) 660-3547
         Email: ddiaz@sharpsinc.com

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         Phone: (203) 972-9200
         Email: jnesbett@institutionalms.com